Exhibit 2.6

                               FOURTH AMENDMENT TO
                              AGREEMENT AND PLAN OF
                            MERGER AND REORGANIZATION

This Fourth Amendment to Agreement and Plan of Merger and Reorganization ("Amendment") is made effective as of December 13, 1996, between NETTER DIGITAL ENTERTAINMENT, INC., a Delaware corporation ("NDEI"), NETTER ACQUISITION, INC., a California corporation ("NAC") and VIDESSENCE, INC., a California corporation ("Videssence"), with reference to the following facts:


         A. NDEI, NAC and Videssence entered into an Agreement and Plan of Merger and Reorganization dated April 26, 1996 (the "Merger Agreement") pursuant to which NAC would merge into Videssence, making Videssence the wholly-owned subsidiary of NDEI.

         B. NDEI, NAC and Videssence entered into the First Amendment to Merger Agreement, dated July 3, 1996 (the "First Amendment") and a Second Amendment to Merger Agreement, dated August 31, 1996 (the "Second Amendment"), and a Third Amendment to Merger Agreement, dated October 30, 1996 (the "Third Amendment"), whereby the parties amended and modified the Merger Agreement.

         C. NDEI, NAC and Videssence wish to amend the Third Amendment and further amend the Second Amendment, First Amendment and the Merger Agreement to merge NAC into Videssence such that Videssence becomes the wholly-owned subsidiary of NDEI on the terms and conditions set forth in the Merger Agreement, the First Amendment and the Second Amendment, both as modified in this Amendment.

         D. Terms with initial capital letters used in this Amendment and not otherwise defined herein shall have the same meanings set forth in the Merger Agreement, the First Amendment, the Second Amendment or the Third Amendment, as appropriate.

         NOW, THEREFORE, the parties hereby agree as follows:

1. Modification to Third Amendment: The Third Amendment is hereby modified as follows:
     1.1. Section 1.2 of the Third Amendment shall be amended and restated as follows:
     by Netter if any of the conditions in Article VII have not been satisfied as of January 31, 1997 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Netter to comply with its obligations under this Agreement) and Netter has not waived such condition on or before January 31, 1997; or
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     1.2 Section  1.2 to the Third  Amendment  shall be amended and  restated as follows:
     by Videssence, if any of the conditions in Article VIII have not been satisfied as of January 31, 1997 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Videssence to comply with their obligations under this Agreement) and Videssence has not waived such condition on or before January 31, 1997;

     1.3 Section 1.3 to the Third Amendment shall be amended and restated as follows:
     by either Netter or Videssence if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 1997, or such later date as the parties may agree upon.

2. Other Provisions Unmodified. Except as expressly modified hereby, the rights, obligations and terms of the Third Amendment, the Second Amendment, the First Amendment and the Merger Agreement shall remain unmodified and in full force and effect. In the event of a conflict between the Amendment and any or all of the First Amendment, Second Amendment, Third Amendment or Merger Agreement, the Amendment shall be controlling.

3. Counterparts. This Amendment may be executed in several counterparts, and all so executed shall constitute an agreement, binding on all the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

         IN WITNESS WHEREOF, this Amendment is effective as of the date first set forth above.

NETTER DIGITAL ENTERTAINMENT, INC., a Delaware corporation

By__/S/Douglas Netter_____________
         Douglas Netter, President

VIDESSENCE, Inc., a California corporation

By_/S/Paul Costa___________________
         Paul Costa, President

NETTER ACQUISITION, INC., a California corporation

By__/S/Douglas Netter______________
         Douglas Netter, President